Exhibit 10.2

2011 – 2014 BONUS PROGRAM

The following terms and conditions set forth the 2011 – 2014 Bonus Program established under the Air Methods Corporation Performance Pay Plan (the “Performance Pay Plan”).  In the event of any conflict between the terms and conditions of this program and the terms and conditions of the Performance Pay Plan, the terms and conditions of the Performance Pay Plan shall control.

SECTION 1:	OVERVIEW

The 2011 – 2014 Bonus Program is designed to measure financial performance of the Company in terms of “Economic Value Added” or “EVA” (as defined below) and to provide incentive compensation solely in the event EVA is positive during the Performance Period (positive EVA being the Performance Goal for the Performance Period).  A portion of any positive EVA during the Performance Period will then be available for distribution to program Participants (the “Distributable EVA”).  Each Participant’s bonus compensation will generally be equal to a percentage of the Distributable EVA, as established for the Participant in Section 3 below.  However, it is anticipated that the bonus compensation otherwise payable to a Participant will be reduced by the Committee pursuant to Section 4 if such reduction is in the best interests of the stockholders of the Company.

SECTION 2:	PERFORMANCE PERIOD

The Performance Period for this bonus program shall begin July 1, 2011 and shall end on June 30, 2014.

SECTION 3:	SELECTION OF PARTICIPANTS

The following chart sets forth the Participants in the 2011 – 2014 Bonus Program and the percentage of Distributable EVA established for each Participant:

Name	Title	Percentage of Distributable EVA
Michael D. Allen	Senior Vice President, Hospital-Based Services	14.3%
Trent J. Carman	Chief Financial Officer, Secretary and Treasurer of the Company	14.3%
Howard L. Ragsdale	Senior Vice President, Business Development	14.3%
Edward T. Rupert	Senior Vice President, Community-Based Services of the Company and President of Mercy Air Service, Inc.	14.3%
Paul Tate	Chief Operating Officer of the Company	14.3%
Aaron D. Todd	Director and Chief Executive Officer of the Company	28.5%

SECTION 4:	COMPUTATION OF BONUS AMOUNTS.

As soon as administratively practicable after the end of the Performance Period (but in no event later than September 1, 2014), the Committee shall certify in writing (which certification may be in the form of minutes of the Committee) the Bonus Amount (if any) to which each Participant is entitled as a result of the EVA for the Performance Period, which Bonus Amount shall be determined in accordance with this Section.  The Committee’s written certification shall detail in writing the results of each step in the bonus determination process described below.

Step 1 – Calculate EVA for the Performance Period.  The Committee shall certify in writing (which certification may be in the form of minutes of the Committee) the EVA for the Performance Period.  In making its determination, the Committee shall rely on the audited financial statements of the Company; provided, however, if the Company’s audited financial statements are not available, the Company shall rely on the unaudited financial statements of the Company.  The Committee shall make adjustments in determining EVA to properly measure the Company’s performance during the Performance Period in accordance with Section 5.1 of the Performance Pay Plan.  Any adjustments made by the Committee shall be described in the certification of the EVA calculation, as required by this Section, and the description shall include the reasoning for such adjustment.   In the event EVA for the Performance Period is not a positive number, no Bonus Amounts shall be payable pursuant to this program and no further determinations need be made by the Committee.

Step 2 – Calculate Distributable EVA for the Performance Period.  After the Committee certifies the EVA for the Performance Period, the Committee shall determine the Distributable EVA for the Performance Period, which shall be equal to:

(x)	EVA for the Performance Periodmultiplied by (y) three percent (3%).

Step 3 – Calculate Initial Bonus Amounts for Each Participant.  After the Committee determines the Distributable EVA for the Performance Period, the Committee shall calculate the initial bonus amount for each Participant, which shall be equal to:

(x)	Distributable EVAmultiplied by (y) the percentage set forth next to the Participant’s name in Section 3 hereof.

Step 4 – Determine Final Bonus Amounts for each Participant.  After the Committee determines the initial bonus amount for each Participant, it shall then determine the actual Bonus Amount payable to each Participant.  The actual Bonus Amount for a Participant shall equal the initial bonus amount for such Participant minus any reduction in the initial bonus amount for such Participant determined by the Committee to be in the best interests of the Company and its stockholders.  It is anticipated, but not required, that the Committee will reduce the initial bonus amount to which any Participant is otherwise entitled if senior management fails to adequately (i) develop non-core products, and/or (ii) build infrastructure for human resources and information technology departments.  It is anticipated further that other reductions to the initial bonus amount of any Participant shall be instituted by the Committee solely in the event of extraordinary circumstances.  The Committee is not required to reduce any initial bonus amounts pursuant to this Section, and all reductions shall be determined individually on a Participant-by-Participant basis.  In no event may the reduction of any Participant’s initial bonus amount result in an increase to the actual Bonus Amount for any other Participant.

SECTION 5:	PAYMENT OF AWARDS.

5.1           Notification of Bonus Amounts.  The Committee shall notify each Participant in writing by September 4, 2014 of the Bonus Amount payable to the Participant under the program (if any).

5.2           Timing of Payment; General.  Subject to Section 8.2 of the Performance Pay Plan (regarding necessary stockholder approval) and the provisions of Section 5.3, below, Bonus Amounts shall be paid to Participants in three (3) equal installments on each of September 12, 2014, January 1, 2015 and 2016 (each a “Payment Date” and collectively, the “Payment Dates”); provided that the Participant remains employed by the Company and holds the same, equivalent, or more senior position as set forth in Section 2 hereof on each of the scheduled Payment Dates.

5.3           Death, Disability, Termination of Employment; Change in Control.  Notwithstanding anything herein to the contrary, the provisions below shall apply in the event of the occurrence prior to January 1, 2016 of the Participant’s death, Disability, termination of employment, or upon a Change in Control (subject to Section 8.2 of the Performance Pay Plan):

(a)           Voluntary Resignation; Termination for Cause.  In the event the Participant voluntarily resigns from the Company or is terminated for Cause prior to January 1, 2016 and prior to any of the other events set forth in subsections (b), (c), or (d) of this Section 5.3, then:

(i)  if the resignation or termination for Cause occurs prior to the end of the regularly scheduled Performance Period, the Participant shall forfeit any right to receive any Bonus Amount hereunder.

(ii)  if the resignation or termination for Cause occurs after the end of the regularly scheduled Performance Period but prior to a Payment Date, the Participant shall forfeit any unpaid portion of the Bonus Amount as of the date of termination.  For example, if the Participant voluntarily resigns from the Company or is terminated for Cause on June 30, 2015, the Participant would not be entitled to receive any unpaid portion of the Bonus Amount which would have otherwise been payable on January 1, 2016.

(b)           Termination Without Cause; Demotion.  In the event the Participant is terminated without Cause or is demoted prior to January 1, 2016 and prior to any of the other events set forth in subsections (a), (c) or (d) of this Section 5.3, then:

(i)  if the termination without Cause or demotion occurs prior to the end of the regularly scheduled Performance Period, the Participant shall forfeit any right to receive any Bonus Amount hereunder.

(ii)  if the Participant is terminated without Cause or is demoted after the end of the regularly scheduled Performance Period, any portion of the Bonus Amount that has not yet been paid as of the date of termination shall become payable immediately.

(c)           Death; Disability.  In the event the Participant dies or becomes Disabled prior to January 1, 2016 and prior to any of the other events set forth in subsections (a), (b) or (d) of this Section 5.3, then:

(i)  if the death or Disability occurs prior to the end of the regularly scheduled Performance Period, the Company shall treat the Performance Period as having ended (with respect to the affected Participant only) on the date of death or Disability and shall determine EVA, Distributable EVA, and the affected Participant’s Bonus Amount as of such date.  The Participant’s Bonus Amount as so calculated shall become payable immediately.

(ii)  if the death or Disability occurs after the end of the regularly scheduled Performance Period, any portion of the Bonus Amount that has not yet been paid as of the date of death or Disability shall become payable immediately.

(d)           Change in Control.  In the event of a Change in Control occurring prior to January 1, 2016 and prior to any of the other events set forth in subsections (a), (b) or (c) of this Section 5.3, then:

(i)  if the Change in Control occurs prior to the end of the regularly scheduled Performance Period, the Company or any successor in such Change in Control transaction shall, in its sole and absolute discretion, either (A) treat the Performance Period as having ended on the date of the Change in Control, in which case the Company shall determine EVA, Distributable EVA, and individual Bonus Amounts for all Participants as of such date, and Bonus Amounts as so calculated shall be paid in full on the date of the Change in Control, or (B) elect to continue the terms hereof in which case the Performance Period shall continue as if such Change in Control had not occurred and payment (if any) shall be made in accordance with the applicable provisions of this Section 5.

(ii)  if the Change in Control occurs after the end of the regularly scheduled Performance Period, any Bonus Amounts that have not yet been paid shall become payable immediately.

5.3           No Trust Fund or Security Interest.  Each Bonus Amount that becomes payable under this program shall be paid solely from the general assets of the Company.  Nothing herein shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he may be entitled.

SECTION 6:	SECTION 409A

All Bonus Amounts payable hereunder are intended to be exempt from the requirements of Code Section 409A as “short-term deferrals,” and this 2011 – 2014 Bonus Program shall be interpreted accordingly.

SECTION 7:	DEFINITIONS

The following capitalized terms shall have the meanings ascribed to them below.  Any capitalized term not defined below or elsewhere in this program shall have the meaning ascribed to such term in the Performance Pay Plan.

“Bonus Amount” means the cash bonus amount payable to a Participant under this program, as calculated pursuant to Section 4 above.

“Business Valuation Multiple” means the number six (6).

“Cash” means, as of the date such determination is made, the sum of all cash and cash equivalents as reflected on the Company’s audited balance sheet; provided, however, if the Company’s audited balance sheet is not available on the date of such determination, the sum of all liabilities as reflected on the Company’s unaudited balance sheet.

“Closing Valuation” means (i) EBITDAR for the twelve (12) month period ended on the Final Measurement Date multiplied by (ii) the Business Valuation Multiple minus (iii) any Debt as of the Final Measurement Date plus (iv) any Cash as of the Final Measurement Date.

“Debt” means, as of the date such determination is made, the sum of long term debt and obligations under capital leases as reflected on the Company’s audited balance sheet; provided, however, if the Company’s audited balance sheet is not available on the date of such determination, the sum of long term debt and obligations under capital leases as reflected on the Company’s unaudited balance sheet.

“EBITDAR” means Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) foreign, federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (f) share-based options expensed pursuant to FAS 123R, and (g) all rents paid during the period with respect to operating leases plus any unfavorable lease amortization.

“Economic Value Added” or “EVA” means (i) the Closing Valuation minus (ii) the Opening Valuation, as same may be adjusted pursuant to Section 4, above.

“Final Measurement Date” means June 30, 2014.

“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time, applied on a consistent basis.

“Initial Measurement Date” means June 30, 2011.

“Interest Expense” means the sum of all interest charges (including imputed interest charges with respect to any Capitalized Lease and all amortization of Debt discount and expense) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Net Income” means the net income (or net loss) of the Company and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP.

“Opening Valuation” means (i) EBITDAR for the twelve (12) month period ending on the Initial Measurement Date, multiplied by (ii) the Business Valuation Multiple minus (iii) any Debt as of the Initial Measurement Date plus (iv) any Cash as of the Initial Measurement Date.

“Property” means all types of real, personal, tangible, intangible or mixed property owned by the Company and its Subsidiaries whether or not included in the most recent balance sheet of the Company and its subsidiaries under GAAP.

“Subsidiaries” has the meaning given such term in Section 424(f) of the Code.